Exhibit 99.1

CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

Operations Update

September 23, 2004 – Tbilisi, Georgia — CanArgo Energy Corporation (OSE: CNR, Amex: CNR) (“CanArgo”) today provided an operations update on its activities in Georgia.

On the production and development front, work continues in preparation for the arrival of the Weatherford under-balanced coiled tubing drilling (UBCTD) equipment now expected to arrive in Georgia in November 2004. This is in preparation for the previously announced horizontal development programs on both our Ninotsminda and Samgori Fields.

On the Samgori Field, Well S302 (Lizi#1) has now been drilled to the top of the Middle Eocene reservoir sequence and 7” casing has been set. The top of the reservoir (which appears to be permeable) was encountered significantly above the shallowest potential oil-water contact for the area. In addition, a potential hydrocarbon bearing sand zone in the Upper Eocene section was identified from drilling and electric log data. This is the first well to be drilled in what is believed to be an un-drained area of the Middle Eocene reservoir in the central part of the Field near Sartichala village. It is now planned to drill the well further into the Middle Eocene after which the well will be flow tested with the intention of placing the well on test production. This well is planned to be utilised to drill up to three under-balanced horizontal sections as part of the Weatherford UBCTD program. Preparation work is underway on several other wells to be used in this program, both on the Samgori and the Ninotsminda Fields. The UBCTD program is planned to include 15 horizontal well bores on the two fields.

Our appraisal program on the Manavi oil discovery is planned to fully test the M11 well and drill two more appraisal wells over the next 12 months.

On Manavi, the sidetrack on the M11 Cretaceous oil discovery is proceeding slowly with significant drilling problems being encountered due to over-pressured swelling clays in the section above the reservoir. It is now planned to utilise additional equipment, to be supplied by Weatherford, to complete the sidetrack to the top of the reservoir, ready to drill, evaluate and fully flow test the reservoir sections using the UBCTD unit when it arrives in Georgia. The UBCTD equipment is now expected to arrive in Georgia in November and it is planned that this well will be completed before the end of this year. As previously announced the commencement of the M12 appraisal well has been re-scheduled until the spring of 2005 – this is planned to be followed by M13 using the same drilling rig.

Our exploration program continues with the re-commencement of the Norio MK-72 well later this year.

The MK72 well is currently cased at a depth of 4,520 metres (14,830 feet), having encountered oil bearing sands in the secondary Oligocene target. The well is targeting a large prospect at Middle Eocene level potentially analogous to the nearby Samgori Field. Data obtained from the recently run vertical seismic profile indicates that there is a seismic reflector some 300 metres (984 feet) below the current depth of the well which may be the primary target. It is planned to recommence drilling activities within the next two months, with a planned total depth of 5,100 metres (16,733 feet).

As previously announced the blow-out on the N100 well was successfully capped and clean-up operations are underway. It is expected that the well will be put back on test production within the next month, but it is still unclear as to which zone in the well was responsible for the flow. Although the well is currently completed as a horizontal producer in the Middle Eocene section, it was originally drilled for a Cretaceous target, and reached TD at 4,950 metres (16,240 feet).

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and the Caspian area.

The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.

For more information please contact:

CanArgo Energy Corporation,
Julian Hammond, Investor Relations Manager
Tel: +44 7740 576 139
Fax: +44 1481 729 982
e-mail: info@canargo.com

NORWAY	USA
Regina Jarstein	Michael Wachs
Gambit H&K AS	CEOcast.com
Tel: + 47 95213451	Tel: + 1 212 732 4300